Exhibit 2.2

LOCK-UP AND SUPPORT AGREEMENT

THIS AGREEMENT is made as of the 6th day of December, 2013.

AMONG:

Officer

(the “Shareholder”)

-and-

Petroflow Energy Corporation, a corporation existing under the laws of Delaware (the “Parent”)

-and-

Petroflow Canada Acquisition Corp., a corporation existing under the laws of Alberta (the “Acquiror”)

WHEREAS the Shareholder is the registered and/or direct or indirect beneficial owner of, or has voting control over, the Shareholder Securities (as defined herein) set forth on Schedule A attached hereto;

AND WHEREAS the Shareholder understands that the Acquiror, the Parent, and Equal Energy Ltd., a corporation amalgamated under the laws of Alberta (the “Corporation”), are, concurrently with the execution and delivery of this Agreement, executing and delivering the Acquisition Agreement (as defined herein) providing for the Arrangement (as defined herein);

AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Shareholder to (i) vote the Shareholder Shares (as defined herein) or cause the Shareholder Shares to be voted in favor of the Arrangement Resolution (as defined herein) and (ii) abide by the other restrictions and covenants set forth herein;

AND WHEREAS as a condition and inducement to the Parent and the Acquiror entering into the Agreement, the Parent and the Acquiror have required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Shareholder Securities (as defined herein);

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement:

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9 and the regulations promulgated thereunder from time to time in effect;

“Acquiror Companies” means, collectively, the Parent and the Acquiror;

“Acquisition Agreement” means the arrangement agreement dated the date hereof among the Acquiror Companies and the Corporation entered into for the purpose of effecting the Arrangement, including the schedules attached thereto, as the same may be supplemented or amended from time to time;

“Acquisition Proposal” means any inquiry, indication of interest, request for information, proposal or offer, or any public announcement of an intention with respect thereto, whether or not in writing and other than a transaction involving the Acquiror or the Parent, with respect to (a) any merger, amalgamation, plan of arrangement, exchange, consolidation, business combination, issuance of securities, acquisition of securities, sale of securities, reorganization, recapitalization, takeover bid, tender offer, exchange offer or other similar transaction: (i) in which the Corporation or any of its Subsidiaries is a constituent corporation and which would result in a Third Party, or the shareholders of that Third Party, beneficially owning 20% or more of any class of equity or voting securities of the Corporation or any of its Subsidiaries, or the Person resulting from such transaction or the parent of such Person; (ii) in which a Person or “group” (as defined in the 1934 Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Corporation or any of its Subsidiaries; or (iii) in which the Corporation or any of its Subsidiaries issues securities representing (or rights convertible into or exercisable for such interests) more than 20% of the issued and outstanding voting or equity interests securities of any class of voting securities of the Corporation or any of its Subsidiaries, (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets of the Corporation or its Subsidiaries that constitute or account for 20% or more of the consolidated net revenues, or consolidated net income, for the 12 full months immediately prior to the Acquisition Proposal or 20% or more of the fair market value of the consolidated assets of the Corporation and its Subsidiaries, (c) any liquidation, dissolution, recapitalization or other reorganization (other than a Pre-Acquisition Reorganization) of the Corporation or any of its Subsidiaries, or (d) any similar transaction or series of transactions involving the Corporation or any of its Subsidiaries which could impede or delay the completion of the Arrangement or any part thereof;

“affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person; provided that, for the purposes of this definition, “control” (including with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise;

“Alternate Acquiror Transaction” has the meaning given to it in subsection 3.1(l) hereof;

“Arrangement” means the proposed arrangement under the provisions of Section 193 of the ABCA on the terms and conditions set forth in the Plan of Arrangement and any amendments thereto made in accordance with the Acquisition Agreement and the Plan of Arrangement or at the direction of the Court in the Final Order with the consent of the Parent and the Corporation, each acting reasonably;

“Arrangement Resolution” means the special resolution of EQU Shareholders approving the Arrangement to be considered at the Meeting;

“Business Day” means a day, other than a Saturday or a Sunday, on which the principal commercial banks located in both Oklahoma City, Oklahoma and Calgary, Alberta are open for the conduct of business;

“Closing Date” means the Business Day that is three Business Days after the granting of the Final Order or such other date as the Acquiror Companies and the Corporation may agree;

“Common Shares” means the common shares in the share capital of the Corporation (including, for the avoidance of doubt, outstanding and vested restricted shares under the RSP Plan, as such shares become outstanding Common Shares by their terms upon vesting);

“Convertible Debentures” means the Cdn.$45,000,000 of convertible unsecured junior subordinated debentures of the Corporation issued on February 9, 2011, bearing interest at 6.75% per annum and convertible at the option of the holders thereof into Common Shares at a conversion price of Cdn.$8.64 per Common Share;

“Convertible Securities” means, collectively, the Options, the Convertible Debentures and any other securities of the Company that are convertible into or exchangeable or exercisable for Common Shares;

“Court” means the Court of Queen’s Bench of Alberta;

“Effective Date” means the date on which the Arrangement becomes effective as provided in the Plan of Arrangement;

“Effective Time” means the first moment in time in Calgary, Alberta on the Effective Date, or such other moment in time in Calgary, Alberta on the Effective Date as the Acquiror and the Corporation, each acting reasonably, may agree in writing prior to the Effective Date;

“EQU Shareholders” means holders of outstanding Common Shares;

“Final Order” means the final order of the Court in a form acceptable to the Corporation and the Acquiror, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Corporation and the Acquiror, each acting reasonably) at any time prior to the Effective Date, or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Corporation and the Acquiror, each acting reasonably) on appeal;

“Governmental Authority” means any government, regulatory or administrative authority (including any of the provincial or territorial securities regulatory authorities in Canada and state and local regulatory authorities in the United States), self-regulatory organization or stock exchange (including the Exchanges (as defined in the Acquisition Agreement)), government department, agency, commission, board or tribunal or court having jurisdiction on behalf of any nation, province, state or tribe, or subdivision thereof or any municipality, district or subdivision thereof over the Parties, the assets or business of the Corporation or any of its Subsidiaries;

“Laws” means all domestic or foreign laws (including common and civil law), statutes, codes, regulations, statutory rules, orders, decrees, ordinances, published regulatory policies or guidelines, by-laws (zoning or otherwise), treaties, and the terms and conditions of any approvals, licenses, permits, judgments or other requirements of any applicable published notes and policies of any Governmental Authority and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Meeting” means the special meeting of EQU Shareholders to be called and held in accordance with the Interim Order (as defined in the Acquisition Agreement) and the Acquisition Agreement to consider and vote on the Arrangement Resolution, including any adjournments or postponements thereof in accordance with the terms of the Acquisition Agreement;

“Person” means any individual, sole proprietorship, partnership, limited partnership, corporation, limited or unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated association, trust, body corporate, Government Authority or any other entity, and including a natural person in the capacity as trustee, executor, administrator or other legal representative;

“Plan of Arrangement” means the plan of arrangement in the form and content attached as Schedule A of the Acquisition Agreement and any amendment or variation thereto made in accordance with its provisions, the Acquisition Agreement or upon the direction of the Court in the Final Order with the prior written consent of the Corporation and the Acquiror, each acting reasonably;

“Representatives” has the meaning given to it in subsection 3.1(a) hereof;

“Shareholder Controlled Shares” means from time to time all Common Shares over which the Shareholder or an affiliate of the Shareholder, directly or indirectly, exercises voting control (but not beneficial ownership), which as of the date hereof are set out in Schedule A attached hereto, together with all additional Common Shares directly or indirectly over which voting control (but not beneficial ownership) is acquired subsequent to the date hereof by the Shareholder or any affiliate of the Shareholder, and includes any other voting securities of the Corporation over which the Shareholder or an affiliate of the Shareholder exercises voting control (but not beneficial ownership) that may result from a reclassification, conversion, consolidation, subdivision or exchange of, or distribution or dividend on, such Shareholder Controlled Shares or capital reorganization of the Corporation;

“Shareholder Convertible Securities” means the Convertible Securities owned, directly or indirectly, by the Shareholder or an affiliate of the Shareholder;

“Shareholder Owned Shares” means all Common Shares, directly or indirectly owned by the Shareholder or an affiliate of the Shareholder, as set out in Schedule A attached hereto, together with all additional Common Shares directly or indirectly acquired subsequent to the date hereof by the Shareholder or any affiliate of the Shareholder, including, but not limited to, the Common Shares acquired by the Shareholder or by an affiliate of the Shareholder pursuant to the exercise of the rights of the Shareholder under the Shareholder Convertible Securities, and includes any other voting securities of the Corporation that may result from a reclassification, conversion, consolidation, subdivision or exchange of, or distribution or dividend on, such Shareholder Owned Shares or capital reorganization of the Corporation;

“Shareholder Securities” means the Shareholder Shares and the Shareholder Convertible Securities collectively;

“Shareholder Shares” means the Shareholder Controlled Shares and the Shareholder Owned Shares;

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which the Parent or the Corporation, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests the holders of which are generally entitled to elect at least a majority of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust, association or other entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity; and

“Termination Deadline” means the date on which the Acquisition Agreement is terminated by any party thereto in accordance with its terms.

1.2	Schedules

The following schedule attached hereto constitutes an integral part of this Agreement:

Schedule A - Shareholder Securities

ARTICLE 2

COVENANTS OF THE ACQUIROR AND PARENT

2.1	Obligations Under Acquisition Agreement

Each of the Acquiror Companies hereby covenants and agrees in favor of the Shareholder that it will comply with its respective obligations under the Acquisition Agreement.

ARTICLE 3

COVENANTS OF THE SHAREHOLDER

3.1	General

The Shareholder hereby covenants and irrevocably agrees in favor of the Acquiror Companies that, from the date hereof until the earlier of (i) the Effective Time and (ii) the termination of this Agreement in accordance with Article 5 hereof, except as permitted by this Agreement, the Shareholder:

(a)	will not, directly or indirectly, through any representative (including any financial or other advisor) or agent of the Shareholder or any of the associates or affiliates of the Shareholder (collectively the “Representatives”), (i) solicit, initiate, facilitate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) an Acquisition Proposal or the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any substantive discussions or negotiations with any person (other than the Acquiror or any of the associates or affiliates of the Acquiror) regarding an Acquisition Proposal, (iii) approve, accept, endorse or recommend, or propose publicly to approve, accept, endorse or recommend, any Acquisition Proposal, or (iv) accept or enter into or publicly propose to accept or enter into, any agreement, understanding or arrangement or other contract in respect of an Acquisition Proposal;

(b)	will immediately cease and cause its Representatives to cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons with respect to any Acquisition Proposal;

(c)	will promptly (and in any event within 24 hours after it has received any proposal, inquiry, offer or request) notify the Acquiror, at first orally and then in writing, in the event it or its Representatives receives an Acquisition Proposal, including the material terms and conditions thereof, and the identity of the Person or Persons making the Acquisition Proposal, provided that the Shareholder will also provide such other details of such proposal, inquiry, offer or request, or any amendment to any of the foregoing, as the Acquiror may reasonably request;

(d)	will not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any Shareholder Owned Shares or Shareholder Convertible Securities, or any right or interest therein (legal or equitable), to any Person or group or agree to do any of the foregoing;

(e)	will not grant or agree to grant any proxy or other right to vote any Shareholder Shares (other than as provided for in Section 3.4 hereof), or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approval of any kind as to the Shareholder Shares that in each case might reasonably be regarded as likely to prevent or delay the successful completion of the Arrangement or the other transactions contemplated by the Acquisition Agreement or this Agreement;

(f)	will not take any other action of any kind which could reasonably be expected to delay or interfere with the completion of the Arrangement and the other transactions contemplated by the Acquisition Agreement or this Agreement;

(g)	will not vote or cause to be voted any Shareholder Shares in respect of any proposed action by the Corporation or its shareholders, associates or affiliates or any other Person in a manner which might reasonably be regarded as likely to prevent or delay the successful completion of the Arrangement or the other transactions contemplated by the Acquisition Agreement or this Agreement;

(h)	irrevocably waives to the fullest extent permitted by law any and all rights of the Shareholder to dissent with respect to the Arrangement Resolution or any other resolution relating to the approval of the Arrangement and will not exercise any such right with respect to any such resolution;

(i)	will not commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against the Parent, Acquiror, the Corporation or any of their respective successors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the negotiation and entry into the Acquisition Agreement;

(j)	in the event that any transaction other than the Arrangement is presented for approval of or acceptance by the security holders of the Corporation by a Person or group of Persons other than the Acquiror, its associates or affiliates, will cause the Shareholder Shares to be counted as present for purposes of establishing a quorum and will vote, or cause to be voted, the Shareholder Shares against such transaction and will not purport to tender or deposit into any such transaction any of the Shareholder Owned Shares or Shareholder Convertible Securities, or otherwise accept, assist or further the successful completion of such transaction;

(k)	will cause the Shareholder Shares to be counted as present for purposes of establishing a quorum and will vote, or cause to be voted, the Shareholder Shares against and not otherwise support (A) any amendment to the articles or by-laws of the Corporation or other proposal or transaction involving the Corporation which amendment or other proposal or transaction would in any manner delay, impede, frustrate or prevent the Arrangement or any of the transactions reasonably necessary for the consummation of the Arrangement, or change in any manner the voting rights of the Common Shares or any other securities of the Corporation, or (B) any action, agreement, transaction or proposal that might reasonably be regarded as being directed toward or likely to prevent or delay the Meeting or the successful completion of the Arrangement or of the transactions reasonably necessary for the consummation of the Arrangement, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Corporation or its Subsidiaries (other than the Arrangement); (y) a sale, lease or transfer of a material amount of assets of the Corporation or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Corporation or any of its Subsidiaries or (z) any material change in the present capitalization of the Corporation;

(l)	will, in the event that any transaction other than the Arrangement is presented by the Acquiror for approval of or acceptance by the security holders of the Corporation, vote in favor of, accept, assist or otherwise further the successful completion of such transaction or tender or deposit into any such transaction the Shareholder Owned Shares and Shareholder Convertible Securities, if applicable, provided that the value of the consideration for the Common Shares under such transaction is equal to or higher than the value of the consideration for the Common Shares under the Arrangement (an “Alternate Acquiror Transaction”);

(m)	will, if it holds options to acquire Common Shares, prior to the Effective Time have entered into an Option Cancellation Agreement (as defined in the Acquisition Agreement) with the Corporation in respect of all of such Shareholder’s options, and not agree to any modification, amendment or waiver in respect thereof; and

(n)	will take all such steps as are necessary or advisable to ensure that at the Effective Date, the Shareholder Owned Shares and the Shareholder Convertible Securities, if applicable, will be held by the Shareholder with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands of any nature or kind whatsoever and will not be subject to any shareholders’ agreement, voting trust or similar agreement or any option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other agreement affecting the Shareholder Securities or the ability of the Shareholder to exercise all ownership rights thereto, including the voting of any Shareholder Shares in favor of the Arrangement Resolution;

provided, however, that nothing in this Section 3.1 will prevent the Shareholder, if the Shareholder is a director or officer of the Corporation, and solely in his or her capacity as such director or officer, (i) from acting in accordance with the exercise of his or her fiduciary duties or other legal obligation to act in the best interests of the Corporation, or (ii) from taking any action permitted by Section 6.3(a), Section 6.3(b) or Section 6.3(d) of the Acquisition Agreement, if such action should be taken to properly discharge his or her fiduciary duty as a director and/or officer of the Corporation. For certainty and subject to Article 5 hereof, any such exercise of fiduciary duties by the Shareholder shall not in any way diminish the Shareholder’s obligations under this Agreement in his or her capacity as an EQU Shareholder and the obligations of the Shareholder specified in the Agreement shall apply whether or not the Arrangement or any action described therein or in the Agreement is recommended by the Board of Directors of the Corporation (or any committee thereof).

3.2	Voting of the Shareholder Shares in Favor of the Arrangement Resolution

The Shareholder hereby agrees with the Acquiror that it will vote or cause to be voted the Shareholder Shares and it will, on or before the 10th Business Day prior to the date of the Meeting, provide evidence to the Secretary of the Corporation that all of the Shareholder Shares have been voted (with a copy to the Acquiror) in support of the Arrangement Resolution and any other matter to be considered at the Meeting which is reasonably necessary for the consummation of the Arrangement (including in connection with any separate vote of any sub-group of the EQU Shareholders that may be required to be taken and of which sub-group the Shareholder forms a part). Shareholder will not withdraw its vote except as expressly otherwise provided in this Agreement including, but not limited to, Section 3.1 hereof.

3.3	Voting or Deposit of the Shareholder Shares in Favor of an Alternate Acquiror Transaction

Subject to Article 5, the Shareholder hereby agrees with the Acquiror Companies that if the Shareholder is presented with an Alternate Acquiror Transaction, the Shareholder shall vote, or cause to be voted, the Shareholder Shares or will deposit, or cause to be deposited, as the case may be, the Shareholder Owned Shares and, if applicable, the Shareholder Convertible Securities in favor of such Alternate Acquiror Transaction in the manner or in one of the manners required by the terms and conditions of such Alternate Acquiror Transaction, and will otherwise support the completion of any Alternative Acquiror Transaction in the same manner as the Shareholder is obligated to support the Arrangement under this Agreement.

3.4	Proxy

The Shareholder hereby irrevocably appoints as its proxy and attorney-in-fact, Richard Menchaca, the President of the Parent, and Louis Schott, the Secretary of the Parent, and any individual who shall hereafter succeed any such persons, and any other Person designated in writing by the Parent, each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Shareholder Shares in accordance with this Article 3 prior to the Termination Deadline at any annual or special meetings of EQU Shareholders of the Corporation (or adjournments thereof) at which any of the matters described this Article 3 is to be considered; provided however, that the Shareholder’s grant of the proxy contemplated by this Section 3.4 shall be effective if, and only if, the Shareholder has not delivered to the Secretary of the Corporation at least ten Business Days prior to the meeting at which any of the matters described in this Article 3 is to be considered a duly executed irrevocable proxy card previously approved by the Parent directing that the Shareholder Shares be voted in accordance with this Article 3. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of the Parent to enter into the Acquisition Agreement and shall be irrevocable prior to the Termination Deadline, at which time any such proxy shall terminate. The Shareholder (solely in its capacity as such) shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. The Parent may terminate this proxy with respect to the Shareholder at any time at its sole election by written notice provided to the Shareholder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to and covenants with the Acquiror Companies as follows, and acknowledges that the Acquiror and the Parent are each relying upon such representations, warranties and covenants in entering into this Agreement and the Acquisition Agreement.

(a)	Incorporation. If the Shareholder is not an individual, the Shareholder is a subsisting corporation or other entity under the laws of the jurisdiction of its existence.

(b)	Capacity; Authorization. The Shareholder has the requisite capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereunder have been authorized by the directors of the Shareholder, if applicable, and no other proceeding on the part of the Shareholder is necessary to authorize this Agreement or the transactions contemplated hereby.

(c)	Enforceability. This Agreement has been executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation enforceable by each of the Acquiror Companies against the Shareholder in accordance with its terms, subject to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(d)	Ownership of Common Shares and Other Securities. The Shareholder is, and will be immediately prior to the Effective Date, the sole direct or indirect beneficial owner of the Shareholder Owned Shares and, if not converted, exchanged or exercised, the Shareholder Convertible Securities, if any, with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever. The Shareholder is not, directly or indirectly, a party to, bound or affected by or subject to, any by-law, contract or provision or any statute, regulation, judgment, order, decree or law which would in any material respect be violated, contravened, breached by, or under which any material default would occur as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement. The Shareholder has and will have at all times through the Termination Deadline sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 3, and sole power to agree to all of the matters set forth in this Agreement, with respect to all Shareholder Shares, as applicable, at all times through the Effective Date.

(e)	No Agreements. No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Shareholder Owned Shares or Shareholder Convertible Securities, or any interest therein or right thereto, except pursuant to this Agreement.

(f)	Voting. Other than pursuant to this Agreement, none of the Shareholder Shares is subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind.

(g)	Consents. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority which has not been received or made is required by the Shareholder in connection with the execution and delivery of this Agreement by the Shareholder.

(h)	Legal Proceedings. There are no legal proceedings in progress or pending before any Governmental Authority or threatened against the Shareholder or any of its associates or affiliates that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder or the title of the Shareholder to any of the Shareholder Owned Shares or Shareholder Convertible Securities and there is no judgment, decree or order against the Shareholder that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder or the title of any of the Shareholder Owned Shares or Shareholder Convertible Securities.

(i)	Reliance by Parent. The Shareholder has received and reviewed a copy of the Acquisition Agreement. The Shareholder understands and acknowledges that the Parent is entering into the Acquisition Agreement in reliance upon the execution and delivery of this Agreement by the Shareholder and the representations and warranties of the Shareholder contained herein. The Shareholder understands and acknowledges that the Acquisition Agreement governs the terms of the Arrangement and the other transactions contemplated thereby.

(j)	No Other Securities. The only securities of the Corporation beneficially owned or controlled, directly or indirectly, by the Shareholder as at the date hereof are the Shareholder Securities set out in Schedule A attached hereto and the Shareholder has no other agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Shareholder or transfer to the Shareholder of additional securities of the Corporation.

(k)	Notice of Acquisitions. The Shareholder agrees to notify the Parent as promptly as practicable (and in any event within 24 hours after receipt) first orally and then in writing of the number of any additional shares of Common Shares or other securities of the Corporation of which the Shareholder acquires beneficial ownership on or after the date hereof.

4.2	Representations and Warranties of the Acquiror and the Parent

Each of the Parent and the Acquiror hereby represents and warrants to the Shareholder it has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent, constitutes a legal, valid and binding obligation of the Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE 5

TERMINATION

5.1	Termination by the Acquiror and the Parent

The Acquiror, when not in material default in the performance of its obligations under this Agreement or the Acquisition Agreement, may, without prejudice to any of its rights hereunder and in its sole discretion, terminate this Agreement by written notice to the Shareholder if:

(a)	any of the representations and warranties of the Shareholder under this Agreement are not true and correct in all material respects; or

(b)	the Shareholder does not comply with its covenants to the Acquiror and the Parent contained in this Agreement in all material respects;

provided, however, that such termination shall be without prejudice to any rights which the Acquiror and the Parent may have as a result of any default by the Shareholder prior to such termination.

5.2	Termination by the Shareholder

The Shareholder, when not in material default of its performance of its obligations under this Agreement, may, without prejudice to any of its rights hereunder and in its sole discretion, terminate this Agreement by written notice to the Acquiror Companies if:

(a)	any of the representations and warranties of the Acquiror or the Parent under this Agreement are not true and correct in all material respects;

(b)	the Acquiror amends the Acquisition Agreement to provide for lesser consideration per Common Share under the Arrangement without the prior written consent of the Shareholder or in any respect which is adverse to the Shareholder without the prior written consent of the Shareholder, provided that the Acquiror may, without the consent of the Shareholder, amend the terms of the Arrangement (x) to increase the consideration (or the value of the consideration) for the Common Shares under the Arrangement, (y) extend the Effective Date to a date no later than the Termination Deadline, or (z) to the extent that the Acquiror or the Parent has the power to do so, to waive any condition of the Arrangement or the Acquisition Agreement; or

(c)	the Acquiror or the Parent does not comply with its covenants to the Shareholder contained herein in all material respects.

5.3	Automatic Termination

Unless extended by mutual agreement of the Shareholder, on one hand, and the Acquiror Companies, on the other hand, this Agreement shall automatically terminate at the end of the day on the Termination Deadline.

5.4	Agreement to Terminate

This Agreement may be terminated by a written instrument executed by each of the Acquiror, the Parent and the Shareholder.

5.5	Effect of Termination

If this Agreement is terminated in accordance with this Article 5, the provisions of this Agreement will become void and neither the Acquiror Companies, on the one hand, or the Shareholder, on the other hand, shall have liability to the other of them. Notwithstanding the foregoing, neither the provisions of this Article 5 nor the termination of this Agreement shall relieve (a) any party hereto from any liability of such party to any other party incurred prior to such termination or expiration or (b) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Acquisition Agreement shall relieve the Shareholder from any liability arising out of or in connection with a breach of, or failure to perform any agreement under, this Agreement. In particular, without limitation, the liability of the Shareholder for damages and losses suffered by either of the Acquiror Companies as a consequence of any breach or failure to perform by the Shareholder shall not be extinguished by the payment or the coming due of the Termination Payment (as defined in the Acquisition Agreement).

ARTICLE 6

GENERAL

6.1	Further Assurances

The Shareholder and the Acquiror Companies will, from time to time, execute and deliver all such other documents and instruments and do all such acts and things as the other of them may reasonably require (at the cost of the requesting party) to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement. From time to time, at the Parent’s reasonable request and without further consideration, the Shareholder agrees to cooperate with the Parent in making all filings and obtaining all consents of Governmental Authorities and third parties and to execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. .

6.2	Survival of Representations and Warranties

No investigations made by or on behalf of the Acquiror Companies or any of their authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Shareholder herein or pursuant hereto.

No investigations made by or on behalf of the Shareholder or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by an Acquiror Company herein or pursuant hereto.

6.3	Disclosure

Except as required by Laws or by any Governmental Authority, the Shareholder shall not make any public announcement or statement with respect to this Agreement without the approval of the Acquiror Companies, which approval shall not be unreasonably withheld, conditioned or delayed. Moreover, the Shareholder agrees to consult with the Acquiror Companies prior to issuing each public announcement or statement with respect to this Agreement, subject to the overriding obligations of Laws. The parties hereto acknowledge that the terms of this Agreement will be publicly disclosed by the Corporation and the Acquiror Companies and the Shareholder hereby authorizes the Parent and the Corporation to publish and disclose in any announcement or disclosure required by any Governmental Authority and in the Circular (as defined in the Acquisition Agreement) the Shareholder’s identity, the Shareholder Securities and the nature of the Shareholder’s obligations under this Agreement.

6.4	No Ownership Interest

The Shareholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Nothing contained in this Agreement shall be deemed to vest in the Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shareholder Securities. All rights and all ownership and economic benefits of and relating to Shareholder Shares shall remain vested in and belong to the Shareholder, and nothing herein shall, or shall be construed to, grant the Parent any power, sole or shared, to direct or control the voting or disposition of any of such Shareholder Securities. Without limiting the generality of the previous sentence, the Shareholder shall be entitled to receive any cash dividend paid by the Corporation with respect to such Shareholder Securities during the term of this Agreement. Nothing in this Agreement shall be interpreted as (a) obligating any Shareholder to exercise or convert any warrants, options or convertible securities or otherwise to acquire Common Shares or (b) creating or forming a “group” with any other Person, including the Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of Applicable Law (as defined in the Acquisition Agreement).

6.5	Assignment

Subject to prior written notice to the Shareholder, the Acquiror Companies may assign all or part of their rights under this Agreement to a direct or indirect wholly-owned subsidiary of the Parent, but, if such assignment takes place, the Acquiror Companies shall continue to be liable jointly and severally with the assignee for any obligations hereunder. This Agreement shall not be otherwise assignable by any party hereto without the prior written consent of the other parties hereto, which consent may not be unreasonably withheld, conditioned or delayed.

6.6	Time

Time shall be of the essence of this Agreement.

6.7	Independent Legal Advice

The Shareholder acknowledges that it has been advised to seek independent legal advice with respect to this Agreement and the Shareholder has either obtained such advice or consciously determined that it does not need such advice and that, in either case, it is entering into this Agreement of its own free will, under no compulsion or duress and that it understands and is aware of the terms and conditions hereof.

6.8	Currency

All sums of money referred to in this Agreement shall mean United States dollars, unless otherwise indicated.

6.9	Governing Law

This Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the Province of Alberta and the federal laws of Canada applicable therein, without giving effect to any principles of conflict of laws thereof which would result in the application of the laws of any other jurisdiction. The parties irrevocably submit to the exclusive jurisdiction of the courts of the Province of Alberta in the City of Calgary with respect to any dispute, claim or other matter arising under this Agreement and irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of any such claim and any right to trial by jury with respect to any claim arising out of or relating to this Agreement. The parties agree that final judgment in any such claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Laws.

6.10	Entire Agreement

This Agreement, including the schedule hereto and the provisions of the Acquisition Agreement incorporated herein by reference, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

6.11	Amendments

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all of the parties hereto.

6.12	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

6.13	Notices

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by telecopier, in the case of:

(a)	to an Acquiror Company, addressed as follows:

Petroflow Energy Corporation

525 S. Main Street, Suite 1120

Tulsa, Oklahoma 74103

Facsimile:  918-592-1030

Attention: Louis Schott, General Counsel

with a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Facsimile:  (312) 862-2200

Attention:  R. Scott Falk, P.C.

                  Roger D. Rhoten

(b)	the Shareholder at the address shown on Schedule A attached hereto or to such other address as the relevant party hereto may from time to time advise by notice in writing given pursuant to this section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof if sent or delivered during normal business hours on a Business Day at the place of receipt and, otherwise, on the next following Business Day.

6.14	Specific Performance and other Equitable Rights

It is recognized and acknowledged that a breach by any party hereto of any material obligations contained in this Agreement will cause the other parties hereto to sustain injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, any aggrieved party hereto shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

6.15	Expenses

Each of the parties hereto shall be responsible for paying its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

6.16	Counterparts

This Agreement may be executed in any number of counterparts, and may be delivered originally, by facsimile or by Portable Document Format (“PDF”) and each such original, facsimile copy, or PDF copy, when so executed and delivered shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) ) )
)
Name:	)	Print
	)	Name:

Petroflow Energy Corporation

By:
Name:
Title:

Petroflow Canada Acquisition Corp.

By:
Name:
Title: